EXHIBIT 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

MultiPlan Corporation
 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity(1)	Class A Common Stock	Other	60,000,000	$0.59065	$35,439,000	0.0001476	$ 5,230.80
Total Offering Amounts					$35,439,000		$ 5,230.80
Total Fee Offsets							$ N/A
Net Fee Due							$ 5,230.80

(1)				Covers Class A common stock, par value $0.0001 per share, of MultiPlan Corporation (“Common Stock”).
(2)
Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $0.59065 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on May 8, 2024.